Exhibit 1.A.(8)(c)(i)

AMENDMENT TO PARTICIPATION AGREEMENT

THIS AGREEMENT is made by and among Southland Life Insurance Company, a life insurance company organized under the laws of the State of Texas (the "Company"), Variable Insurance Products Fund II, an unincorporated business trust organized under the laws of the Commonwealth of Massachusetts (the "Fund"), and Fidelity Distributors Corporation, a Massachusetts corporation (the "Underwriter") (collectively, the "Parties").

WHEREAS, the Parties executed a participation agreement dated August 10, 1995 (the "Participation Agreement"), governing how shares of the Fund's portfolios are to be made available to certain variable life insurance and/or variable annuity contracts (the "Contracts") offered by the Company through certain separate accounts (the "Separate Accounts");

WHEREAS, the various contracts for which shares are purchased are listed in Schedule A of the Participation Agreement;

WHEREAS, the Parties have agreed that it is in their interests to add an additional Contract and class of Fund to be purchased by the Separate Accounts;

NOW, THEREFORE, in consideration of their mutual promises, the Company, the Fund and the Underwriter agree as follows:

  The Participation Agreement is hereby amended by substituting for the current Schedule A an amended Schedule A in the form attached hereto which adds the Survivor Dimensions Variable Universal Life policies to the list of Contracts funded by the Separate Accounts.

  The Participation Agreement is hereby amended by substituting for the current Schedule C an amended Schedule C in the form attached hereto which adds certain other investment options to the Contracts funded by the Separate Accounts.

  he Participation Agreement is hereby amended by adding Schedule D in the form attached hereto which adds certain classes of certain Fidelity Funds to some Contracts funded by the Separate Accounts.

  All notices sent to Southland Life pursuant to Section XI Notices of the Agreement shall be directed to:

          Southland Life Insurance Company
          1290 Broadway
          Denver, CO 80203
          Attention: Variable Counsel
          Fax: (303) 860-2134

Executed this 5th day of October, 2000.

Southland Life Insurance Company	Variable Insurance Products Fund II

BY: /s/ Jim Livingston	BY: /s/ Robert C. Pozen
Jim Livingston	Robert C. Pozen
Executive Vice President	Senior Vice President

Fidelity Distributors Corporation

BY: /s/ Kevin J. Kelly
Kevin J. Kelly
Vice President

SCHEDULE A

Name of Separate Account and Date Established by Board of Directors	Contracts Funded by Separate Account

Southland Separate Account A1 (February 25, 1994)	Flexible Premium Deferred Combination Fixed and Variable Annuity Contract

Southland Separate Account L1 (February 25, 1994)	Future Dimensions Flexible Premium Variable Life Insurance Policy
Survivor Dimensions Flexible Premium Variable Life Insurance Policy

SCHEDULE C

Other investment companies currently available under variable annuities or variable life insurance offered by the company

The Alger American Fund
Alger American Small Capitalization Portfolio
Alger American MidCap Growth Portfolio
Alger American Growth Portfolio
Alger American Leveraged Allcap Portfolio

Fidelity Variable Insurance Products Fund
Money Market Portfolio
High Income Portfolio
Equity-Income Portfolio
Growth Portfolio
Overseas Portfolio

GCG Trust
Research Portfolio
Total Return Portfolio
Mid-Cap Growth Portfolio
Liquid Assets Portfolio

INVESCO Variable Investment Funds, Inc.
Utilities Portfolio
Equity Income Portfolio

Janus Aspen Series
Growth Portfolio
Aggressive Growth Portfolio
Worldwide Growth Portfolio
International Growth Portfolio
Balanced Portfolio

Schedule D

     Portfolios of the Fund available as funding vehicles under the Contracts:

Initial Class Shares
     Contrafund Portfolio
     Asset Manager Portfolio
     Investment Grade Bond Portfolio
     Index 5000 Portfolio

Service Class Shares (Survivor Dimensions only)
     Contrafund Portfolio
     Asset Manager Portfolio